EXHIBIT 21.3



THE TOLEDO EDISON COMPANY

LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 1999



The Toledo Edison Capital Corporation






                    Statement of Differences
                    ------------------------


Exhibit Number 21, List of Subsidiaries of the Registrant at
December 31, 1999, is not included in the printed document.